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                                                                   EXHIBIT 10.24

                       RENAISSANCE PHYSICIAN ORGANIZATION

                        FULL SERVICE MANAGEMENT AGREEMENT
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                                TABLE OF CONTENTS
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                        FULL-SERVICE MANAGEMENT AGREEMENT
                         FINAL VERSION APPROVED BY BOARD

     This Full Service Management Agreement is made and entered into as of this 16th day of April, 2001, effective as of the 1 day of February 2001, by and between GulfQuest, LLC a Texas limited liability company ("Manager"), and Renaissance Physician Organization, a Texas non-profit corporation ("Renaissance").

                                   WITNESETH:

     WHEREAS, Renaissance is a duly organized and validly existing Texas nonprofit corporation that is engaged in the business of arranging medical services through independent contractor relationships with physicians who are members of Independent Physician Associations (IPAs). Each of which IPAs shall be Members of Renaissance and contract with it for management services;

     WHEREAS, Manager is a duly organized and validly existing Texas limited liability company that provides management and administrative services to physician networks, IPAs; and other professional health care entities and individuals;

     WHEREAS, Renaissance and Manager mutually desire an arrangement that facilitates the management and administration of the business operations of Renaissance;

     WHEREAS, Renaissance desires to engage Manager to provide such management and administrative services as are necessary and appropriate for the administration of Renaissance's business, including the management of risks that Renaissance has undertaken with third party payors and the negotiation, monitoring and the quality assurance of contracts with third party payors, all upon the terms and conditions set forth in this Agreement.

     WHEREAS, Manager desires to provide Renaissance with such management and administrative services, all upon the terms and conditions set forth in this Agreement.

     NOW THEREFORE, for and in consideration of the mutual terms, covenants and conditions established in this Agreement, the adequacy of which is now and forever acknowledged, the parties mutually agree as follows.

                             ARTICLE I. DEFINITIONS

     For the purposes of this Agreement, the following terms shall have the meanings ascribed thereto in this section or above, unless otherwise clearly required by the context in which the term is used.

1.1 Agreement. The term "Agreement" shall mean this Full-Service Management Agreement by and between Manager and Renaissance and any amendments as may be adopted as provided in this Agreement.
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1.2  IPA. . IPA shall mean an Independent Physician Association, organized as a
     Texas business entity, which is a Class A Member of Renaissance and contracts with Renaissance for management services.

1.3 Renaissance Account. The term "Renaissance Account" shall mean the bank account of Renaissance as described in Section 3.7 hereof.

1.4 Renaissance Expense or Renaissance's Expense. The term "Renaissance Expense" or "Renaissance's Expense" shall mean an expense or cost incurred by Manager or Renaissance and for which Renaissance is financially liable, regardless of whether the transfer of Renaissance's funds to satisfy Renaissance's financial liability is performed by Renaissance or by Manager on Renaissance's behalf.

1.5 Management Fee. The term "Management Fee" shall mean Manager's compensation for nomnedical management and administrative services established as described in Article V.

1.6 Manager Expense or Manager's Expense. The term "Manager Expense" or "Manager's Expense" shall mean an expense or cost incurred by Manager in the course of fulfilling the terms of this Agreement, but which is not a Renaissance Expense and will not be paid by Renaissance. Fees, expenses and costs incurred by Manager for professional services or for any accreditation reports survey or similar regulatory item required by any governmental or quasi-governmental body by Manager shall not be included within the term "Manager's Expense" or "Manager Expense" but shall be a Renaissance Expense.

1.7 Medical Services. The term "Medical Services" shall mean general medical, specialty and other health care services provided by Physicians and other professional personnel, pursuant to contracts between Renaissance and third party payors, including, without limitation, employees and independent contractors.

1.8 Physician or Physicians. The term "Physician" or "Physicians" shall mean the individual licensed professionals, individually or collectively, with whom Renaissance has provider agreements and which are at all times participating physicians with a Member IPA.

1.9  State. The term "State" shall mean the State of Texas

1.10 Term. The term "Term" shall mean the initial and any renewal periods of duration of this Agreement as described in Section 6.1.

                ARTICLE II. APPOINTMENT AND AUTHORITY OF MANAGER.

2.1 Appointment. Renaissance appoints Manager as its sole and exclusive agent, for capitated risk management business only, for the management and administration of the business functions and affairs of Renaissance and Manager accepts such appointment, subject at all times to the provisions of this Agreement


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2.2  Authority. Consistent with the provisions of this Agreement, Manager shall have the responsibility and commensurate authority to provide, to the extent not provided by Renaissance under this Agreement, management and administrative services for Renaissance, including, without limitation, the management of risks that Renaissance has undertaken with third party payors and the negotiation, monitoring and the quality assurance of contracts with third party payors. In connection with provision of such services, Manager shall provide support services, personnel, administration, financial services, data processing, debt collection, general accounting services and other business office services. Manager is expressly authorized to provide such services in any reasonable manner Manager deems appropriate to meet the day-to-day requirements of the business functions of Renaissance. To the extent practicable, Manager, at its discretion, may perform such business office services for Renaissance at locations of Manager's choosing; however, Manager's primary place of business shall at all times be located in Houston, TX. The parties acknowledge and agree that the Physicians, and not Manager, shall be responsible and liable for and shall have complete authority, supervision, and control over the provision of all Medical Services performed for patients and that all diagnoses, treatments and procedures related to Medical Services shall be provided and performed under the supervision of Physicians as such professionals, in their sole discretion, deem appropriate.

            ARTICLE III. COVENANTS AND RESPONSIBILITIES OF MANAGER.

3.1 Management and Administration. During the Term of this Agreement, Manager shall provide all management and administrative services as are necessary and appropriate for the administration of Renaissance's operations as described in Section 2.2, this Article III and elsewhere in this Agreement in a good and appropriate manner and in accordance with all applicable industry standards, the law and all rules, regulations and guidelines of applicable governmental agencies.

3.2 Quality Assurance, Risk Management and Utilization Review. Manager shall assist Renaissance to establish and monitor procedures to promote the consistency, quality, appropriateness and medical necessity of Medical Services provided by Physicians pursuant to or in connection with third party payor agreements. Manager shall provide administrative support for such procedures and, in connection with third party payor agreements, shall monitor participation in Renaissance's quality assurance, risk management and utilization review programs. Manager shall provide regular reports to Renaissance regarding such activities.

3.3 Licenses and Permits. Manager shall, at Renaissance's Expense and on behalf of and in the name of Renaissance, coordinate all development and planning processes, and apply for and use Manager's best effort to obtain and maintain all federal, state, and local licenses and regulatory permits, third-party payor agreements and identification numbers required for or in connection with the operation of Renaissance.


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3.4  Manager Personnel.

     3.4.1 Management Personnel. Manager shall employ or otherwise retain, at Manager's Expense, and shall be responsible for selecting, training, supervising and terminating all personnel as Manager deems reasonably necessary and appropriate for performance of its duties and obligations under this Agreement. Manager shall have sole responsibility for determining the salaries and benefits of all such management and administrative personnel, for paying such salaries and providing such benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law or governmental requirement.

     3.4.2 .Non-exclusivity. Manager and the nonmedical management and administrative personnel provided to Renaissance by Manager pursuant to this Agreement shall not have an obligation to provide services to Renaissance exclusively. This Agreement shall not prevent Manager from performing such services for others or restrict Manager from so using Manager's personnel provided pursuant to this Agreement. However, if Manager seeks to provide services to any competitive organization, either network or IPA within the service area of Renaissance and/or its Member IPAs, then Manager must obtain consent of Renaissance and any affected Member IPA,. Manager shall use reasonable efforts, consistent with sound business practices, to honor the specific requests of Renaissance with regard to the assignment of Manager's personnel; provided, however, that Manager reserves the sole right to determine the assignment of its personnel In the assignment of administrators and provider representatives, each IPA shall have the right to refuse or to request replacement of such individuals. At all times, each IPA shall have a designated administrator and provider representative.

     3.4.3 Equal Employment Opportunity. Without limitation of any provision of this Agreement, Manager expressly agrees to abide by any and all applicable federal and/or state equal employment opportunity statutes, rules and regulations, including without limitation, Title VII of the Civil Rights Act of 1964, the Equal Employment Opportunity Act of 1972, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, and the Occupational Safety and Health Act of 1970, all as may be modified or amended.

     3.4.4 Labor Reports. Manager shall appropriately prepare, maintain, and file all requisite reports and statements regarding income tax withholdings, unemployment insurance, social security, workers' compensation, equal employment opportunity, or other reports and statements required with respect to personnel provided by Manager under this Agreement.

3.5 Consultants. Manager shall render such business and financial management, consultation, and advice as may reasonably be requested by Renaissance in connection with the business operations of Renaissance. In addition, Manager shall, at Renaissance's request and at Renaissance's Expense, provide consultation and advice as reasonably necessary,


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     by retaining specialists in such areas as accounting, auditing, budgeting, physician practice management, finance, government programs, insurance, management development, medical records, nursing, physician recruitment, quality assurance, systems and procedures, and third party reimbursement.

3.6 Managed Care. Manager shall advise Renaissance with respect to and negotiate on Renaissance's behalf and subject to Renaissance's approval, all contractual arrangements with third party payors as are reasonably necessary and appropriate for the conduct of Renaissance's business.

     3.6.1 Contract Negotiations. Manager shall advise Renaissance with respect to and negotiate on Renaissance's behalf and subject to Renaissance's approval, all contractual arrangements with third party payors as are reasonably necessary and appropriate for the conduct of Renaissance's business.

     3.6.2 Eligibility Tracking. Manager will establish and maintain a system of eligibility tracking, which will be the basis for payment of capitation amounts.

     3.6.3 Customer Service. Manager will train its employees in customer service, and will handle complaints or service requests in a professional manner.

     3.6.4 Claims processing/collection. Manager shall process all claims in a prompt manner in compliance with applicable payor requirements and state and federal law and regulations.

3.7 Administration of Funds. Manager shall have access to the Renaissance Account, which shall be established and maintained at a bank selected by Manager and approved by Renaissance. In connection with the administration of funds under this Section and throughout the Term, Renaissance grants Manager a special power of attorney and appoints Manager as Renaissance's true and lawful agent and attorney-in-fact, and Manager accepts such special power of attorney and appointment, to deposit appropriate funds into the Renaissance Account and to make withdrawals from the Renaissance Account for payments specified in this Agreement and as requested by Renaissance. Manager shall be obligated to deposit any monies or other assets it receives for any reason on behalf of Renaissance in the Renaissance Account. Notwithstanding the special power of attorney granted to Manager hereunder Renaissance may continue to draw checks on the Renaissance Account. Upon request of Manager or the financial institution wherein the Renaissance Account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special power of attorney granted to Manager by Renaissance.

3.8  Fiscal Matters.

     3.8.1 Annual Budget. Annually and at least sixty (60) days prior to the commencement of each fiscal year of Renaissance, which shall be the calendar year, Manager shall prepare and deliver to Renaissance an operational budget for such fiscal year ("Budget"), setting forth an estimate of Renaissance's revenues and expenses. Such Annual Budget shall be effective upon approval by the Board of


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          Renaissance, and the budget shall be revised and resubmitted until approval is granted.

     3.8.2 Accounting and Financial Records. Manager shall establish and administer accounting procedures, controls, and systems for the development, preparation and safekeeping of records and books of account relating to the business and financial affairs of Renaissance, all of which shall be prepared and maintained in accordance with sound business practices. Manager shall supervise the preparation of and deliver to Renaissance, as soon as practicable after the end of each fiscal year but in no account longer than 90 days, a balance sheet and a profit and loss statement reflecting the financial status of Renaissance as of the end of such prior fiscal year, all of which shall be prepared in accordance with sound business practices. Additionally, Manager shall prepare and deliver to Renaissance, within 30 days after the end of the month, monthly financial statements of Renaissance for the immediately preceding month.

     3.8.3 Access. Renaissance shall have the right at all times during normal business hours to audit, examine, and make copies of books of account maintained by Manager on Renaissance's behalf.

     3.8.4 Audit. At the request of Renaissance, Manager will arrange for and cooperate in conduct of an independent audit or other financial review of Renaissance financials, at Renaissance expense. Renaissance and all Member IPAs will select one accounting firm for all such audits, whether of Renaissance or individual IPAs.

3.9 Tax Returns and Taxation Matters. Manager shall arrange for the preparation of all appropriate tax returns and reports, by a mutually agreeable third party, required of Renaissance, at Renaissance Expense. As requested by Renaissance, Manager shall, on behalf of Renaissance and at Renaissance's Expense, protest and/or file applications regarding regulations, orders and determinations that are issued by any governmental taxing authority and that affect or are issued to Renaissance.

3.10 Reports and Records. Manager shall timely create, prepare and file reports and records as are reasonably necessary and appropriate in connection with the provision of Manager's services as are reasonably requested by Renaissance.

3.11 Legal Actions. As reasonably requested by Renaissance, Manager shall, at Renaissance's Expense, advise and engage assistance on behalf of Renaissance in instituting or defending, in the name and on behalf of Renaissance, all legal actions or proceedings by or against third parties arising out of Renaissance's business.

3.12 Physician Recruitment and Credentialing. Upon Renaissance's reasonable request, Manager shall perform administrative services reasonably necessary and appropriate to assist IPAs to recruit potential Physicians to contract with Renaissance and to affiliate, if approved by Member, with a Member IPA, and shall provide Renaissance with model agreements to document Renaissance's service arrangement with such Physicians. It will


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     be and remain the responsibility of Renaissance to interview, select, contract with, supervise, compensate, control and terminate all Physicians performing Medical Services or other professional services. Manager shall have no authority whatsoever with respect to such activities, except as requested by Renaissance. As requested, Manager shall assist in the interview, selection, and negotiation with such potential Physicians. Manager shall assist Renaissance to establish a system to credential all providers for Renaissance, in accordance with the requirements of third party payors and in compliance with NCQIA Standards, and vshall be responsible to carry out such procedures on behalf of Renaissance, reporting regularly to the Renaissance Board on the status of any credentialing issue.

3.13 Confidentiality. Manager shall keep confidential and shall cause its personnel to keep confidential any financial, statistical, personal, personnel, or patient information obtained or encountered relating to Renaissance and or any Member IPA except as otherwise required bylaw.

3.14 Manager's Insurance. Throughout the Term, Manager shall, at Manager's Expense, obtain and maintain with commercial carriers, self-insurance or some combination of these appropriate workers' compensation coverage for Manager's employed personnel provided pursuant to this Agreement, and casualty and comprehensive general liability insurance, including an employee dishonesty policy, covering Manager, Manager's personnel and all of Manager's equipment in such amounts, on such basis and upon such terms and conditions as Manager deems appropriate. Such amounts shall be, at a minimum, maintained at the following levels: $500,000 - Workers Compensation and Employers Liability; $1,000,000/$2,000,000 - General Liability; $725,000 - Property and Casualty; $1,000,000 - Employee Dishonesty.

3.15 Reinsurance. Manager shall, at Renaissance's request, negotiate and obtain reinsurance for Renaissance. The cost of such reinsurance shall be a Renaissance Expense.

3.16 Development of Renaissance and its Member IPAs.

     3.16.1 Organization. Manager shall be responsible to retain counsel and other advisors as necessary to develop the structure of Renaissance and its Members to meet all regulatory and professional requirements.

     3.16.2 Contracts. Manager shall develop contracts with managed care payors that may include contractual arrangements for nonMember IPAs but that will be transferred to Renaissance, its Member IPAs and its contracting physicians upon completion of this development phase of the organization

3.17 Performance Standards. . Manager shall meet or exceed the performance standards as defined in Exhibit 3.17 to this Agreement, or management fees shall be reduced by specified amounts as defined in Exhibit 3.17 for any period during which these standards are not met. Exhibit 3.17 shall define both the standards and the requirements for Manager and Renaissance to address failure to meet performance standards.


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3.18 Assistance to Renaissance.. Manager shall provide services to enable
     Renaissance to satisfy the representations and responsibilities set out in
     Article IV and shall assist Renaissance in satisfying its obligations to Member IPAs.

   ARTICLE IV. REPRESENTATIONS, COVENANTS AND RESPONSIBILITIES OF RENAISSANCE.

4.1 Organization and Operation. Renaissance shall at all times during the Term be and remain legally organized and authorized to conduct its business in a manner consistent with all applicable State and federal laws.

4.2 Medical Services. Throughout the Term of the Agreement, Renaissance shall arrange for, through its contracting Physicians, Medical Services necessary to meet patient service requirements. In providing such Medical Services, notwithstanding any provisions herein to the contrary, the Physicians shall exercise independent medical judgment and shall have full authority over all Medical Services and all clinical decisions pertaining to the delivery of Medical Services. Administrative policies and management shall be consistent with the delivery of Medical Services in accordance with accepted standards of care.

4.3 Quality Assurance, Risk Management, and Utilization Review. Renaissance shall adopt and monitor the implementation of quality assurance, risk management, and utilization review programs designed to monitor and evaluate the quality of Medical Services provided by Physicians and to evaluate the professional skills of potential Physicians (including, without limitation, determining whether each Physician may provide Medical Services and the scope and conditions of such privileges) prior to permitting such persons to provide services. As requested of Renaissance, Manager shall provide administrative assistance to Renaissance in performing its quality assurance, risk management, and utilization review.

4.4 Renaissance Physicians. Renaissance will establish and maintain standards for Contracting Physicians and will terminate the contract of any Physician who at any time does not meet such standards or who ceases to be a member or affiliate of a Member IPA.

4.5 Access. At all times during the Term, Renaissance shall permit Manager to have access to all Renaissance's books, records, and reports, contracts, agreements, licenses, survey, accreditations and any and all other information reasonably requested by Manager to perform its duties under this Agreement.

4.6 Renaissance's Insurance. Throughout the Term, Renaissance shall, at Renaissance's Expense, obtain and maintain with commercial carriers, self-insurance or some combination of these appropriate workers' compensation coverage for Renaissance's employed personnel, if any, provided pursuant to this Agreement, and casualty and comprehensive general liability insurance covering Renaissance, Renaissance's personnel and all of Renaissance's equipment in such amounts, on such basis and upon such terms and conditions as the Renaissance Board deems appropriate.


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4.7  Reserves. . To the extent that reserves are required by payors or government regulations, it shall be the responsibility of Renaissance to obtain and maintain such reserves.


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                       ARTICLE V. FINANCIAL ARRANGEMENTS..

5.1  Fees. .

     5.1.1 HMO Risk Contracts.

          5.1.1.1 Management Fees. Renaissance agrees to pay to Manager a monthly management fee on the 10th day of each month in the amount of (a) 4.75% of sum of the payments made by the Health Care Financing Administration ("HCFA") to HMOs that have contracts with Renaissance in accordance with HCFA's Medicare Risk Program and the member premiums (if any) and (b) $5.00 per member per month for commercial HMO enrollment. Such commercial fees shall be adjusted at a commensurate amount annually beginning in 2002 for CPI not to exceed the increase in the commercial premium cap rate Renaissance receives from payors.

          5.1.1.2 Surplus Distribution. Any Surplus will be distributed at times determined by the Renaissance Board as follows: Seventy-five percent (75%) to Renaissance and Twenty-five percent (25%) to the Manager. For purposes of this Section 5.1, Surplus means Gross Revenues less expenses Gross Revenues means the net payments made from the HMO or other payors to Renaissance in accordance with the contract between such parties for professional, institutional and pharmaceutical revenues. Gross Revenue would include payments for services for eligible members covered under the HCFA Medicare Risk Program; for covered commercial HMO members; other covered members under contract with Renaissance; and, payments to Renaissance in accordance with other performance or incentive provisions specified in such contracts. Expenses means all Renaissance expenses, including without limitation: (i) capitated and fee-for-service payments to contracted provider members of Renaissance for the provision of authorized medical care; (ii) capitated and fee-for-service payments to providers who are not contractual providers of Renaissance for the provision of authorized medical care; (iii) costs of meetings and stipends payable to Renaissance Class A Board Members; and (iv) other miscellaneous expenses including but not limited to reinsurance, reimbursable travel and out-of-pocket expenses, supplies, accounting services, legal fees, supply costs and Medical Director reimbursement and (v) any fees or expenses or other payments made by Renaissance to Manager pursuant to the terms hereof, including the fees paid pursuant to Section 5.

     5.1.2 Other Products. If Renaissance enters into other product lines, appropriate fees for Manager's services will be negotiated.


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5.2  Expenses. Manager shall pay the expenses and disbursements in connection with provision of its services hereunder except as otherwise set forth in this Agreement, including, but not limited to Sections 1.5,3.10 AND 3.12. Manager shall be responsible to pay penalties imposed by health plans if such penalties are directly related to operation of Renaissance as conducted by Manager, but Manager shall not pay a penalty for any bonus or supplemental payment not received by Renaissance.

5.3 Development Fee Arrangement. . On behalf of Renaissance, Manager shall collect the Renaissance Development Fee from each Member IPA. Such fee shall generally be $50,000 per Member IPA; however, a higher development fee may be assessed and collected when the Member IPA has multiple hospital affiliations with multiple specialty networks. Manager shall negotiate payment of the Fee on such terms as provide adequate cash flow for the costs of organization and operation of Renaissance and its Member IPAs. Manager shall use such funds for development activities, providing a monthly accounting to the Renaissance Board for such expenditures, or may be applied to a reserve account maintained by Renaissance if not required for such development activities. Upon the completion of the development of Renaissance, any remaining funds shall be returned to Renaissance, which shall maintain such funds in a reserve account to provide for future reserve requirements and to establish and maintain its creditworthiness.

                        ARTICLE VI. TERM AND TERMINATION.

6.1 Initial and Renewal Term. The term of this Agreement will be for an initial period of three (3) year(s) after the effective date of this Agreement, and shall be automatically renewed for successive three (3) year periods thereafter unless either party gives 180 days advance written notice of cancellation, subject to the remainder of this Article VI. So long as performance standards are met, the financial terms of this Agreement will not be modified or subject to negotiation in subsequent contractual periods.

6.2  Termination.

     6.2.1 Termination by Agreement. In the event Renaissance and Manager shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

     6.2.2 Termination for Specific Events. Either party may terminate this Agreement upon the dissolution of the other or, after January 1, 2002, upon Renaissance's failure, during any twelve-month period, to maintain the primary care relationship with either 5,000 HCFA enrollees or at least 10,000 commercial HMO members. In such case, Manager will provide written notice of such termination event, equivalent to notice provided by payors, to Renaissance. A transition plan will be developed jointly by Renaissance and Manager to handle the wind-up of this Agreement.


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     6.2.3 Termination for Change in Control. In the event that Manager is subject to a Change of Control (as hereinafter defined), Manager shall provide written notice (the "Transfer Notice") to Renaissance of such pending Change of Control as early as practicable, but in any event no less than thirty (30) days prior to the effectiveness of such Change of Control. Upon receipt of the Transfer Notice, Renaissance may elect to terminate this Agreement effective one hundred and eighty (180) days after the date of the Transfer Notice, by giving Manager written notice of such election within thirty (30) days after the receipt by Renaissance of the Transfer Notice from Manager. If Renaissance does not provide such notice of its election within such thirty (30) day period, Renaissance shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6.2.3. If Manager does not provide the Transfer Notice to Renaissance as required hereunder, in addition to any other rights and remedies that Renaissance may have at law or in equity, Renaissance shall have the right to terminate this Agreement any time after it receives actual knowledge thereof by providing written notice of such termination to Manager, with any such termination to take effect at the time stated by Renaissance in its notice. As used herein, a "Change of Control" shall mean the occurrence of either or both (i) the acquisition, whether by operation of law or otherwise and whether by one or more transactions, including, without limitation, by sale, transfer or exchange of stock, membership interests or other equity interest, merger, consolidation, reorganization or conversion, or by voting agreement or other agreement, directly or indirectly, of the power to direct or cause the direction of the management and policies of manager, including, without limitation, the direct or indirect acquisition of fifty percent (50%) or more of the equity interest of Manager, and (ii) the sale, transfer, pledge or exchange, directly or indirectly, of any of the ownership interest of Herb Fritch in Manager, including, without limitation, any agreement by which any person or entity other than Herb Fritch directly or indirectly acquires the right to control any of the voting or other rights associated with the ownership interest of Herb Fritch in Manager.

     6.2.4 Termination on Notice for Default. If either party defaults in the performance of any obligation under this Agreement, the other party shall provide written notice detailing such default. The defaulting party shall have thirty (30) days, or ten (10) days in the event of nonpayment of fees under Article V, following the giving of written notice of such default by the other party, to cure the default. At the conclusion of the cure period, the party giving such notice shall have the right to immediately terminate this Agreement, without limiting any other rights or remedies that would otherwise be available.

     6.2.5 Termination for Insolvency. If either Party becomes insolvent, or if any petition under bankruptcy or insolvency or for a reorganization or arrangement or other relief from creditors shall be filed by or against either Party, or if either Party shall make an assignment of all or substantially all of its assets for the benefit of its creditors or if a receiver, trustee, or similar officer or creditor's committee shall be appointed to take charge of any property of or to operate or wind up the affairs


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          of either Party, then the other Party may by written notice immediately terminate this Agreement.

     6.2.6 Termination for Non-Performance. In the event that Manager does not meet Performance Standards, as defined in Exhibit 3.17, the corrective action plan and associated fee reductions shall take place, leading to possible termination by Renaissance at the end of the period, all as defined specifically in Exhibit 3.17.

     6.2.7 Termination for Change in Statute or Regulation. If there shall be a change in the Medicare or Medicaid Statutes, case laws, regulations or general instructions, the adoption of new legislation or a change in a third party reimbursement system, any of which materially and adversely affects the manner in which either party may perform or be compensated for its services under this Agreement, or Renaissance's ability to obtain reimbursement from Medicare or Medicaid or any other third party payor (a "Change Event"), the parties agree to negotiate in good faith to modify the terms of this Agreement to comply with the Change Event to approximate as closely as possible the economic position of the parties prior to the Change Event. If the parties cannot reach an agreement on such modification within thirty (30) days of the Change Event, either party may terminate this Agreement by written notice to the other party effective as of any future date specified in such notice, or such sooner date as may be required by the Change Event. Nothing in this Agreement shall be interpreted to require either party at any time to do anything that is illegal or contrary to statute.

6.3  Effects of Termination.

     6.3.1 General. Upon termination of this Agreement, neither party shall have any further obligations, except for (i) obligations accruing prior to the effective date of termination and (ii) obligations under Section
          4.6 and Article VII, and (iii) obligations, promises or covenants that are expressly made to extend beyond the Term, which provisions shall survive the expiration or termination of this Agreement.

     6.3.2 Transitional Processes. Wherever possible, the parties shall develop a formal plan for winding up of the relationship, return of documents, and general resolution of outstanding issues. A pay-out services agreement will be entered into between Manager and Renaissance, for an orderly transition and winding up. Under any termination condition, the parties shall prepare a financial accounting, one to the other, and shall negotiate a settlement, subject as necessary to true-up, that shall permit both parties to conduct business or winding up of business in an effective and fair manner.

     6.3.3 Records. Upon the termination of this Agreement for any reason or cause whatsoever, each party shall return to the other party all books and records pertaining to such party's business, except as otherwise provided in this Agreement. In the event of a dispute or third party inquiry, each party shall have the right to review and copy any and all of the other party's books and records related to this Agreement unless otherwise restricted by law. In addition, each party has been privy to confidential business information about the other, and shall maintain such information as confidential, returning any materials of whatever nature that may pertain to such confidential business matters to the other.

6.4 Actions Following Termination. Following any notice of termination of this Agreement, the parties will fully cooperate in any and all matters relating to the winding up of Manager's activities. Notwithstanding this or any other provision, neither party relinquishes or waives any rights to any other remedies for breach of this Agreement by the other party.

                          ARTICLE VII. INDEMNIFICATION.

7.1 Indemnification by Manager. . Manager hereby releases and shall indemnify, defend and hold harmless Renaissance and its owners, affiliates, partners and contractors of any tier (other than Manager and its subcontractors), and each of their owners, members, managers, directors, officers, employees, contractors, representatives and agents, and each of their successors and assigns, from and against any and all claims, causes of action, proceedings, actions, liabilities, obligations, damages, fines, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees and costs of investigation and defense (collectively, "Claims"), arising from or based on, directly or indirectly, in whole or in part (i) Manager's breach of any representation, warranty or covenant under this Agreement, including, without limitation, breach by any employee, consultant, contractor or other representative of Manager of any of the duties or obligations of Manager under this Agreement, or (ii) the illness, psychological or emotional injury, physical injury or death of any employee, contractor, consultant or other representative or other person provided by Manager pursuant to this Agreement.

7.2 Indemnification by Renaissance. Renaissance hereby releases and shall indemnify, defend and hold harmless Manager and its owners, affiliates, partners and subcontractors, and each of their owners, members, managers, directors, officers, employees, contractors, representatives and agents, and each of their successors and assigns, from and against any and all Claims, arising from or based on, directly or indirectly, in whole or in part, Renaissance's breach of any representation, warranty or covenant under this Agreement.

7.3 INDEMNITY NOTWITHSTANDING FAULT. THE OBLIGATIONS AND LIABILITIES ASSUMED BY RENAISSANCE AND MANAGER, RESPECTIVELY, UNDER THIS ARTICLE VII SHALL BE WITHOUT MONETARY LIMIT AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, INCLUDING, BUT NOT LIMITED TO, THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, FAULT OR RESPONSIBILITY OF THE RELEASED AND INDEMNIFIED PARTY.

                          ARTICLE VIII. MISCELLANEOUS.

8.1 Independent Relationship. It is mutually understood and agreed that Renaissance and Manager, in performing their respective duties and obligations under this Agreement, are at all times acting and performing as independent contractors with respect to each other, and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership or joint venture relationship, or to allow Manager to exercise control or direction over the manner or method by which the Physicians perform Medical Services or other professional health care services. Manager shall be the agent of Renaissance solely to perform Manager's obligations set forth in this Agreement that are related to the management of Renaissance's business and not with respect to provision of Medical Services.

8.2 Sales and Use Tax. Manager and Renaissance acknowledge and agree that certain of the services to be provided by Manager hereunder are subject to State sales and use taxes and that Manager has a legal obligation to collect such taxes from Renaissance and to remit same to the State Comptroller of Accounts. Renaissance agrees to pay the applicable State sales and use taxes in respect of the portion of the Management Fee attributable to such services and grants Manager the right to withdraw from the Renaissance Account amounts necessary to timely and fully pay such taxes.

8.3 Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given when delivered in person or mailed by prepaid certified or registered mail, return receipt requested, addressed as follows:

     Renaissance

          ________________________

          ________________________

          ________________________

     Manager

          GulfQuest, LLC
          1235 North Loop West #450
          Houston, Texas 77008

     or to such other address, or to the attention of such other person or officer, as any party may by written notice designate.

8.4 Governing Law. This Agreement has been executed and delivered in, and shall be governed by, and construed and enforced in accordance with the laws of the State of Texas. All duties and obligations of the parties created hereunder are performable in Harris County, Texas, and Harris County, Texas, shall be the sole and exclusive venue for any litigation, special proceeding, or other proceeding between the parties that may be brought or arise out of or in connection with or by reason of this Agreement.

8.5 Assignment. Except as may be specifically provided to the contrary, this Agreement shall insure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. Neither party may assign this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld.

8.6 Government Access. The provisions of Section 952 of the Omnibus Reconciliation Act of 1980 (P.L. 96-499) providing for access by the Secretary of Health and Human Services and the Comptroller General to the books and records of the parties to the extent they provide services are incorporated in this Agreement.

8.7 Enforcement. In the event either party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover the costs and expenses of such action so incurred, including, without limitation, reasonable attorneys' fees.

8.8 Force Majeure. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, hurricanes, tornadoes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party.

8.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never been a part of this Agreement; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

8.10 Amendments and Modification to Agreement. . Any amendments or modifications to this Agreement shall be approved by a majority of the Class A Members of the Board.

8.11 Amendments and Agreement Execution. This Agreement and any amendments or exhibits shall be in writing and executed in multiple copies on behalf of Renaissance by its President, and on behalf of Manager by a duly authorized officer. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

8.12 Entire Agreement. With respect to the subject matter of this Agreement, this Agreement supersedes all previous contracts and constitutes the entire agreement between the parties. neither party shall be entitled to benefits other than those specified herein. The parties specifically acknowledge that, in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others.

     IN WITNESS WHEREOF, Renaissance and Manager have caused this Agreement to be executed, all as of the day and year first written above and effective as of the day and year indicated above.

RENAISSANCE:                            Renaissance Physician Organization


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title: Chairman of the Board


MANAGER:                                GulfQuest, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                  Exhibit 3.17

                        Performance Standards for Manager

A.   Manager shall at all times meet and comply with the following standards:

     1. Clean claims based on statutory requirements shall be processed within 45 days.

     2. At least 95% of all clean claims shall be paid consistently and accurately.

     3. Reinsurance will be timely filed, at least quarterly or within the stipulation of the reinsurance policy.

     4. Physician capitation will be paid by and delivered to physicians by the 22nd calendar day of the month. All such payments shall be made in conjunction with the latest eligibility list provided by the payor.

     5. Delegated functions, UM, credentialing, claims payment, shall be maintained in accordance with delegation requirements.

     6. Financial statements including an income, balance sheet and cash flow statements will be produced monthly and provided to the Board. Other key reports such as utilization statistics and physician profiling will be mutually agreed to with the Board as to timing and content.

B. If an event as defined in Section 8.9 (a Force Majeure) makes it impossible for Manager to meet these standards, it shall be the responsibility of Manager to notify Renaissance in writing, if possible under the circumstances, delivered personally or by overnight delivery service, and to keep Renaissance informed of all actions being taken to bring the matter under Manager's control. In such case, the penalty of ten (10) percent of Management Fee shall not be retained by Renaissance.

C. C. If Manager, due to its own performance, shall not be in compliance with such standards, Renaissance shall deliver written notice to Manager by personal or overnight delivery service, return receipt requested, which shall specify which standard(s) are not being met and the grounds for such determination. Manager shall, within ten (10) days, provide a corrective action plan for approval by the Class A Members of the Renaissance Board. Upon completion of corrective action plan or resolution of the failure to meet standards, whichever is sooner, Manager shall, personally or by overnight delivery service, deliver written notice and demonstration of return to compliance with the standard(s). During the period from the date of delivery of notice of non-compliance until both a return to compliance is achieved and demonstration of such compliance is delivered to Renaissance, the management fees paid to Manager pursuant to this Agreement shall be decreased by ten percent (10%).

D. D. If within the 30 days following the fee reduction, standards still are not met, Manager's fees shall be reduced by twenty percent (20%). If within the next 30 days (60 days after the original fee reduction action), standards are not met, Manager's fees shall be reduced by thirty percent (30%) and Renaissance may give 30 days notice of intent to terminate for non-performance. Such termination shall be effective at the end of such 30-day period unless Renaissance shall revoke the termination.

                                    AMENDMENT
                                 BY AND BETWEEN
                       RENAISSANCE PHYSICIAN ORGANIZATION
                                       AND
                       GULFQUEST, LP, F/K/A GULFQUEST, LLC

This amendment (the "Amendment") shall amend the Management Services Agreement (the "Agreement") dated FEBRUARY 1, 2001 executed by and between Renaissance Physician Organization, Inc. ("Renaissance") and GulfQuest, LLC, n/k/a GulfQuest, LP ("Manager"). Unless otherwise indicated herein, all defined terms included herein shall have the same meanings attributed to such terms in the Agreement and references to section numbers are to sections of the Agreement. The Agreement is hereby amended as follows, effective OCTOBER 14, 2004 (the "Amendment Effective Date").

                                    RECITALS

WHEREAS, Renaissance is duly organized under the laws of the State of Texas;

WHEREAS, Renaissance has concluded that Manager can provide Renaissance with certain management functions relating to its business in Texas;

WHEREAS, both parties agree to amend the Agreement to address certain language clarifications and changes to the Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Manager and Renaissance agree as follows:

1. The Agreement is hereby amended in that Section 3.4.2, "Non-Exclusivity", is deleted in its entirety and replaced with Section 3.4.2, "Exclusivity", as set forth below:

     "3.4.2 EXCLUSIVITY. Manager agrees not to provide services to any competitive organization, either network or IPA, within the service area of Renaissance and/or its Member IPAs (as hereinafter defined) (as such service area is set forth in Exhibit 3.42) without the prior written consent of Renaissance and any affected Member IPA. Renaissance agrees to not, and agrees to cause its Member IPAS to not, enter into a contract for management or administrative services with an entity for services substantially similar to those provided by Manager without the prior written consent of Manager. For purposes of this Agreement, including this
     Section 3.42 and Section 6.2.3, "Member IPAs" shall mean Central Houston POD, LLC, Eastside IPA, LLC, Gulf Coast IPA, LLC, Merit IPA, LLC, Metropolitan IPA, LLC, Northwest Suburban IPA, LLC, Pasadena IPA, LLC, Space Center IPA, PA, Southeast Associates-Baytown, LLC, Southwest IPA, LLC, West Houston IPA, LLC and each of their successors and assigns."

2. The Agreement is hereby amended in that Section 6.1, "Initial and Renewal Term", is deleted in its entirety and replaced with Section 6.1, "Initial and Renewal Term", as set forth below:

     "6.1 INITIAL AND RENEWAL TERM. The term of this Agreement will be for an initial period of ten (10) year(s), after the effective date of this Amendment, expiring on December 31, 2014, and shall be automatically renewed for successive three (3) year periods thereafter unless either party gives 180 days advance written notice of cancellation, subject to the remainder of this Article VI. So long as performance standards are met, the financial terms of this Agreement will not be modified or subject to negotiation in subsequent contractual periods."

3. The Agreement is hereby amended in that Section 6.2.3, "Termination for Change in Control" is deleted in its entirety and replaced with Section 62.3, "Termination for Change in Control", as set forth below:

     "6.2.3 TERMINATION FOR CHANGE IN CONTROL. In the event that Manager is subject to a Change of Control (as hereinafter defined), Manager shall provide written notice to Renaissance of such pending Change of Control (the "Transfer Notice") as early as practicable but in any event, no less than thirty (30) days prior to the effective date of such Change of Control. If in connection with such Change of Control the successor in interest has terminated more than 50% of Senior Management, Renaissance may, during a thirty (30) day period following the effective date of such Change of Control, elect to terminate this Agreement upon one hundred and eighty (180) days prior written notice if the Change of Control has created for Renaissance a commercially reasonable expectation that the obligations of Manager would not be able to be satisfactorily performed in accordance with the terms of the Agreement. For purposes of this Section 6.2.3, "Change of Control" shall mean the occurrence of the acquisition by any entity or other person other than a Permitted Assignee (as hereinafter defined), whether by operation of law or otherwise and whether by one or more transactions, including, without limitation, by sale, transfer or exchange of stock, membership interests or other equity interest, merger, consolidation, reorganization or conversion, or by voting agreement or other agreement, directly or indirectly, of the power to direct or cause the direction of the management and policies of manager, including, without limitation, the direct or indirect acquisition of fifty percent (50%) or more of the equity interest of Manager. For purposes of this Section 6.2.3 and Section 8.5, (i) "Senior Management" shall be defined as the president, the chief financial officer / chief operating officer, vice president of network operations and the Member IPA administrators (approximately six individuals as of the date hereof) of Manager and (ii) a "Permitted Assignee" of any particular entity or other person means any other entity or other person controlling, controlled by or under common control with such person (for purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of vothg securities, by contract or otherwise)."

4. The Agreement is hereby amended in that Section 6.2.4, "Termination on Notice for Default", is deleted in its entirety and replaced with Section 6.2.4, "Termination on Notice for Default", as set forth below:

     "6.2.4 TERMINATION ON NOTICE FOR DEFAULT. If either party materially defaults in the performance of any material obligation under this Agreement, the other party shall provide written notice detailing such default. The defaulting party shall have ninety (90) days, following the giving of written notice of such default by the other party, to cure the default. At the conclusion of the cure period, the party giving such notice shall have the right to immediately terminate this Agreement, without limiting any other rights or remedies that would otherwise be available."

5. The Agreement is hereby amended in that Section 6.2.7, "Termination for Change in Statute or Regulation", is deleted in its entirety.

6. The Agreement is hereby amended in that Section 8.5, "Assignment", is deleted in its entirety and replaced with Section 8.5, "Assignment", as set forth below:

     "8.5 ASSIGNMENT. Except as may be specifically provided herein to the contrary, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, successors, and assigns. Neither this Agreement, nor any of Renaissance's rights or obligations hereunder, is assignable by Renaissance without the prior written consent of Manager, which consent shall not be unreasonably withheld or delayed. Manager may, without Renaissance's consent, assign this Agreement. However, subject to the following sentence, where such an assignment occurs without Renaissance's consent to an entity other than a Permitted Assignee, Renaissance shall, for 30 days from the date of such assignment, have the right to give the assignee notice of termination of the Agreement, effective 180 days from the date of such notice, if such assignment creates a commercially reasonable expectation that the obligations of Manager would not be able to be satisfactorily performed by the assignee in accordance with the terms of the Agreement. Notwithstanding the previous sentence, Renaissance shall not have the right to terminate the Agreement unless the assignee has terminated more than 50% of Senior Management.

7. The Agreement is hereby amended in that Section 8.10, "Amendments and Modification to Agreement", is deleted in its entirety and replaced with
     Section 8.10, "Amendments and Modifications to Agreement" as set forth below:

     "8.10 AMENDMENTS AND MODIFICATIONS TO AGREEMENT. No amendment or modification to any provision of this Agreement shall be valid unless the same shall be in writing and signed by Manager and Renaissance."

                                      *****

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the Amendment Effective Date above written.

                                        GULFQUEST L.P.
RENAISSANCE PHYSICIAN                   BY: TEXQUEST, LLC A DELAWARE LIMITED
ORGANIZATION, INC.                      LIABILITY COMPANY, ITS
                                        GENERAL PARTNER


J.D. Bertini M.D.
-------------------------------------   ----------------------------------------
Signature                               Signature


Acting Chair Man                        COO/CFO
-------------------------------------   ----------------------------------------
Title                                   Title

                                  EXHIBIT 3.4.2
                                  SERVICE AREA

The service area, by county, of Renaissance Physician Organization is set forth below:

Harris, Jefferson, Ft. Bend, Brazoria, Galveston, Chambers, Orange, Hardin, Liberty, Montgomery, Waller, Walker.

                                SECOND AMENDMENT
                                 BY AND BETWEEN
                       RENAISSANCE PHYSICIAN ORGANIZATION
                                       AND
                       GULFQUEST, LP, F/K/A GULFQUEST, LLC

This second amendment (this "Amendment") shall amend the Management Services Agreement dated February 1, 2001 executed by and between Renaissance Physician Organization, Inc. ("Renaissance") and GulfQuest, LLC, n/k/a GulfQuest, LP ("Manager") as amended by that certain first amendment dated October 14, 2004 (the 'Agreement"). Unless otherwise indicated herein, all defined terms included herein shall have the same meanings attributed to such teems in the Agreement and references to section numbers are to sections of the Agreement The Agreement is hereby amended as follows, effective July 1, 2005 (the "Amendment Effective Date").

                                    RECITALS

WHEREAS, Renaissance is duly organized under the laws of the State of Texas;

WHEREAS, Renaissance has concluded that Manager can provide Renaissance with certain management functions relating to its business in Texas;

WHEREAS, Renaissance desires to sell 10% of the Surplus with respect to the West Houston IPA (the "Acquired Surplus") to Manager and Manager desires to acquire the Acquired Surplus from Renaissance; and

WHEREAS, Renaissance and Manager desire to amend the Agreement as set forth herein,

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manager and Renaissance agree as follows pursuant to Sections 8.10 and 8.11 of the Agreement:

1. Payment of Purchase Price for Acquired Surplus. Upon execution of this Amendment, Manager shall pay Renaissance cash in the amount of $1,554,694

2. Amendment. The first sentence of Section 5.1.1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "Surplus Distribution. Any Surplus will be distributed at times determined by the Renaissance Board as follows: Seventy-five percent (75%) to Renaissance and Twenty-five percent (25%) to the Manager; provided, however, that notwithstanding the foregoing, any Surplus with respect to the West Houston IPA shall be distributed as follows: Sixty-five percent (65%) to Renaissance and Thirty-five percent (35%) to the Manager. Any West Houston IPA surplus based on earnings reflected on financial statements subsequent to July 1, 2005, will be reimbursed in accordance with this Amendment. Any West Houston IPA surplus based on earnings reflected on financial statements prior to July 1, 2005 will be reimbursed in accordance with the Agreement as set forth prior to this Amendment

3. Ratification. All other paragraphs, provisions, and clauses in the Agreement not so modified remain in full force and effect as originally written.

4. Governing Law: Binding Agreement. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal law of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Texas.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

                                      *****

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the Amendment Effective Date above written.

                                        GULFQUEST L.P.
RENAISSANCE PHYSICIAN                   BY: TEXQUEST, LLC A DELAWARE LIMITED
ORGANIZATION, INC.                      LIABILITY COMPANY, ITS
                                        GENERAL PARTNER


-------------------------------------   ----------------------------------------
Signature                               Signature


John E. Bertini, Jr., M.D., FACS
-------------------------------------   ----------------------------------------
Title: Chairman of the Board            Title: President